EXHIBIT (21)


                  SUN INTERNATIONAL NORTH AMERICA, INC.
                     SUBSIDIARIES OF THE REGISTRANT
                         AS OF DECEMBER 31, 1998



                                                       Percentage of
                                                        Outstanding
                                     Place of           Stock Held
Name of Subsidiary                 Incorporation       By Registrant

GGRI, Inc.                         Delaware                 100%

New Pier Operating Company, Inc.   New Jersey               100%

Resorts International
 Hotel Financing, Inc.             Delaware                 100%

Resorts International Hotel, Inc.  New Jersey                (1)

Sun Cove Ltd.                      Connecticut              100%

Sun International Development
 Group, Inc.                       New Jersey               100%

Sun International New York, Inc.   New York                 100%

Sun International Resorts, Inc.    Florida                  100%

PIV, Inc.                          Florida                   (2)

_____________________

(1)  100% owned by GGRI, Inc.
(2)  100% owned by Sun International Resorts, Inc.

     The registrant's subsidiaries generally do business in their respective corporate names or distinctive short forms thereof which are readily identifiable. Resorts International Hotel, Inc. uses the name Resorts Casino Hotel extensively.

     The names of certain subsidiaries, which considered in the aggregate did not constitute a "significant subsidiary" as of December 31, 1998 as defined in Rule 1-02(w) of Regulation S-X, have been omitted.